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                       LAFARGE CORPORATION AND SUBSIDIARIES           EXHIBIT 11

               COMPUTATION OF NET INCOME PER COMMON EQUITY SHARE
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                    THREE MONTHS ENDED               NINE MONTHS ENDED
                                       SEPTEMBER 30                     SEPTEMBER 30

                                 ------------------------        -----------------------

                                   1996            1995            1996           1995

                                 --------       --------         --------       --------
PRIMARY CALCULATION
-------------------

Net income                      $  84,621       $  85,875       $  89,691      $  93,540
                                =========       =========       =========      =========

Weighted average number
  of common equity
  shares outstanding               69,954          68,828          69,644         68,527

Net effect of dilutive
  stock options based on
  the treasury method                 265             426             325            337
                                 --------        --------        --------       --------

Weighted average number
  of common equity shares
  and share equivalents
  outstanding                      70,219          69,254          69,969         68,864
                                 ========        ========        ========       ========

Primary net income
  per common equity share       $    1.21       $    1.24       $    1.28      $    1.36
                                =========       =========       =========      =========


FULLY DILUTED CALCULATION
-------------------------

Net income                      $  84,621        $ 85,875        $ 89,691     $   93,540

Add after tax interest expense
  applicable to 7% Convertible
  Subordinated Debentures           1,081           1,750           3,243          5,250
                                 --------        --------        --------       --------

Net income assuming
  full dilution                 $  85,702       $  87,625       $  92,934      $  98,790
                                =========       =========       =========      =========

Weighted average number
  of common equity
  shares outstanding               69,954          68,828          69,644         68,527

Add additional shares
  assuming conversion
  of 7% Convertible
  Subordinated Debentures           4,520           4,520           4,520          4,520

Net effect of dilutive
  stock options based on
  the treasury stock method           265             426             325            337
                                 --------        --------        --------       --------

Weighted average number of
  common equity shares
  assuming full conversion
  of all potentially
  dilutive securities              74,739          73,774          74,489         73,384
                                 ========        ========        ========       ========

Fully diluted net income
  per common equity share       $    1.15       $    1.19       $    1.25      $    1.35
                                =========       =========       =========      =========
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